Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

European Wax Center, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	European Wax Center, Inc. 2025 Inducement Plan - Common Stock, $0.00001 par value	Other - 457(c) and 457(h)	4,000,000(3)	$4.11	$16,440,000.00	0.0001531	$2,516.97
Total Offering Amounts					$16,440,000.00		$2,516.97
Total Fee Offsets							N/A
Net Fee Due							$2,516.97

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminable number of additional shares of the registrant’s common stock that may become issuable pursuant to terms designed to prevent dilution resulting from share splits, share dividends or similar events.
(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) based on the average of the high ($4.275) and low ($3.94) prices of the Registrant’s Common Stock as reported on the Nasdaq Stock Market on March 20, 2025.
(3)
Represents shares of Common Stock reserved for issuance under the 2025 Inducement Plan.